Exhibit 10.1
EZCORP ANNOUNCES NEW AGREEMENT TO ACQUIRE VALUE FINANCIAL SERVICES
AUSTIN, Texas (September 16, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has entered into a new merger agreement to acquire 100% of the equity ownership of Value Financial Services, Inc (“Value”). The agreement is a successor to negotiations between the companies that were terminated on August 8, 2008, and then recommenced in late August.
In the merger agreement, EZCORP agrees to exchange three-quarters of a share of EZCORP’s Class A Non-voting Common Stock (“EZPW”) for each of the approximate 6,646,000 shares of Value’s common stock. EZCORP also agrees to pay cash consideration of $11.00 per share in lieu of EZPW shares for up to 20% of the outstanding Value shares.
Assuming today’s EZPW closing price of $16.35 and that 20% of the Value shares are acquired with cash, the purchase price will be approximately $115.9 million plus potential contingent payments. This purchase price is comprised of $79.8 million paid to Value shareholders, assumption of estimated debt of $35.3 million and estimated transaction costs of $0.8 million.
Assuming 20% of Value shares are acquired for cash, the consideration paid to Value Financial Services shareholders will be comprised of $14.6 million cash and the issuance of approximately 3,988,000 shares of EZPW. The final purchase price will depend on the closing market price of EZPW on the day prior to closing plus any subsequent contingent payments as described in the Merger Agreement.
The transaction is expected to close by December 31, 2008. The agreement provides for a $5 million break up fee payable to EZCORP, should the transaction fail to close due to certain conditions including the failure of Value’s shareholders to approve the deal. Value currently operates 67 pawnshops: 60 in Florida, four in Tennessee and three in Georgia.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “I am delighted that we have agreed to terms on this acquisition that are a win for both shareholder groups. The structure of the transaction allows us to move forward with a conservative capital structure and the flexibility to take advantage of future opportunities.” “After closing this transaction, we will become the largest operator of pawnshops in the state of Florida. This compliments last year’s acquisition of the second largest operator in Colorado, solidifying our number one position in that state; and our recently announced agreement to acquire the second largest Nevada pawn operator, Pawn Plus.”
Rotunda concluded, “In addition to acquiring strong stores in an excellent market, we are getting a great management team. John Thedford, the CEO of Value, will be leading our pawn organization in the U.S. and Mexico as the President of EZPAWN Worldwide.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 30 Mexico Empeño Fácil locations open on June 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 461 EZMONEY locations and 71 EZPAWN locations open on June 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion and anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.